Exhibit 99.1

Contact at 214/432-2000
Steven R. Rowley
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Robert S. Stewart
Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS CONTINUED

STRONG GROWTH IN SALES VOLUMES AND EARNINGS

IN THE THIRD QUARTER

DALLAS, TX (February 4, 2014)—Eagle Materials Inc. (NYSE: EXP) today reported financial results for the third quarter of fiscal 2014 which ended December 31, 2013. Notable items for the quarter in relation to the prior-year’s third quarter include:

•	Record third quarter Revenues of $228.8 million, up 39%

•	Earnings before interest and income taxes of $53.3 million, up 71%

•	Earnings per diluted share of $0.63, up 70%

•	Reduced outstanding debt by 20%

Sales volumes improved across all business lines, with cement volumes setting a third quarter record of over 1.1 million tons sold. Net sales prices also strengthened across all businesses, with wallboard sales prices increasing 19% over the prior year’s third quarter. Quarterly revenue and earnings improvement also reflects the acquisition of assets, primarily two cement plants in Missouri and Oklahoma (the Acquired Assets) on November 30, 2012.

Cement, Concrete and Aggregates

Operating earnings from Cement for the third quarter were $26.0 million, a 57% increase from the same quarter a year ago. The earnings increase resulted from increased sales volumes and average net cement sales prices.

Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $105.6 million, 41% greater than the same quarter last year. The revenue improvement reflects a 36% increase in our third quarter Cement sales volume, including sales volumes attributable to the Acquired Assets. Our average net cement sales price this quarter was $87.01 per ton, 5% higher than the same quarter last year.

Concrete and Aggregates reported a $3.7 million operating loss for the third quarter. The quarterly loss was impacted by start-up costs associated with our new frac sand business of approximately $2.1 million and the settlement of a litigation matter in California for $0.5 million.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard’s third quarter operating earnings of $37.4 million were up 51% compared to the same quarter last year. Improved Gypsum Wallboard net sales prices and sales volumes were the primary drivers of the quarterly earnings increase.

Gypsum Wallboard and Paperboard revenues for the third quarter totaled $123.9 million, a 24% increase from the same quarter a year ago. The revenue increase reflects primarily higher wallboard average net sales prices and improved gypsum wallboard and paperboard sales volumes.

The average gypsum wallboard net sales price for the third quarter was $143.40 per MSF, 19% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 584 million square feet (MMSF) represents a 13% increase from the same quarter last year. The average Paperboard net sales price for this quarter was $504.08 per ton, 5% greater than the same quarter a year ago. Paperboard sales volumes for the quarter were 66,000 tons, 2% higher than the same quarter a year ago.

Details of Financial Results

For information regarding the results of operations for the Acquired Assets for certain periods prior to November 30, 2012, including pro forma financial information that combines the results of operations for Eagle and the Acquired Assets, please see our Form 8-K/A filed on April 26, 2013.

The prior year’s third quarter results include Acquisition and Litigation Expenses related primarily to the acquisition of the Acquired Assets and litigation costs related to our lawsuit against the IRS. The total impact from these non-routine items was $2.8 million (pre-tax), or $0.06 per diluted share (after-tax).

Texas Lehigh Cement Company LP, one of our cement plant operations, is conducted through a 50/50 joint venture (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments in the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 25 facilities across the US. The company is headquartered in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, February 5, 2014. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation);possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. With respect to our acquisition of the Acquired Assets as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, the risk that we may not be able to integrate the Acquired Assets in an efficient and cost-effective manner with our other assets and operations, the possible inability to realize synergies or other expected benefits of the transaction, the possibility that we may incur significant costs relating to transition or integration activities or repair and maintenance of the Acquired Assets, the discovery of undisclosed liabilities associated with the business, the need to repay the indebtedness incurred to fund the acquisition and the fact that increased debt may limit our ability to respond to any changes in general economic and business conditions that occur after the acquisition. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

(1)	Statement of Consolidated Earnings

(2)	Revenues and Earnings by Lines of Business (Quarter and Nine Months)

(3)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(4)	Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
Revenues	$228,812	$164,743	$708,502	$483,444
Cost of Goods Sold	178,964	133,482	552,571	396,797

Gross Profit	49,848	31,261	155,931	86,647
Equity in Earnings of Unconsolidated JV	9,856	8,852	27,481	24,070
Other Operating (Expense) Income	400	(223)	1,300	(427)
Acquisition and Litigation Expense	—	(2,485)	—	(8,859)
Corporate General and Administrative Expense	(6,796)	(6,268)	(18,450)	(16,942)

Earnings before Interest and Income Taxes	53,308	31,137	166,262	84,489
Interest Expense, Net	(4,475)	(3,836)	(14,225)	(11,149)

Earnings before Income Taxes	48,833	27,301	152,037	73,340
Income Tax Expense	(17,212)	(9,321)	(50,412)	(23,429)

Net Earnings	$31,621	$17,980	$101,625	$49,911

EARNINGS PER SHARE
Basic	$0.64	$0.37	$2.07	$1.09

Diluted	$0.63	$0.37	$2.03	$1.07

AVERAGE SHARES OUTSTANDING
Basic	49,294,010	48,331,185	49,091,476	45,920,452

Diluted	50,162,962	49,249,547	49,948,178	46,574,724

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
Revenues*
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$104,158	$80,737	$299,099	$228,284
Gypsum Paperboard	19,703	19,551	59,646	58,173

	123,861	100,288	358,745	286,457
Cement (Wholly Owned)	76,832	50,400	267,007	156,255
Concrete and Aggregates	28,119	14,055	82,750	40,732

Total	$228,812	$164,743	$708,502	$483,444

Segment Operating Earnings
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$30,730	$16,870	$90,234	$47,356
Gypsum Paperboard	6,661	7,963	19,277	20,934

	37,391	24,833	109,511	68,290
Cement:
Wholly Owned	16,155	7,763	49,970	19,853
Joint Venture	9,856	8,852	27,481	24,070

	26,011	16,615	77,451	43,923
Concrete and Aggregates	(3,698)	(1,335)	(3,550)	(1,496)
Other Operating (Expense) Income	400	(223)	1,300	(427)

Sub-total	60,104	39,890	184,712	110,290
Acquisition and Litigation Expense	—	(2,485)	—	(8,859)
Corporate General and Administrative Expense	(6,796)	(6,268)	(18,450)	(16,942)

Earnings Before Interest and Income Taxes	$53,308	$31,137	$166,262	$84,489

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended December 31,			Nine Months Ended December 31,
	2013	2012	Change	2013	2012	Change
Gypsum Wallboard (MMSF’s)	584	519	+13%	1,670	1,476	+13%
Cement (M Tons):
Wholly Owned	876	592	+48%	3,037	1,852	+64%
Joint Venture	239	226	+6%	753	678	+11%

	1,115	818	+36%	3,790	2,530	+50%
Paperboard (M Tons):
Internal	27	23	+17%	79	66	+20%
External	39	42	-7%	118	121	-2%

	66	65	+2%	197	187	+5%
Concrete (M Cubic Yards)	231	143	+62%	723	421	+72%
Aggregates (M Tons)	748	639	+17%	2,663	2,101	+27%

	Average Net Sales Price*
	Quarter Ended December 31,			Nine Months Ended December 31,
	2013	2012	Change	2013	2012	Change
Gypsum Wallboard (MSF)	$143.40	$120.55	+19%	$144.54	$119.60	+21%
Cement (Ton)	$87.01	$82.68	+5%	$86.10	$82.17	+5%
Paperboard (Ton)	$504.08	$480.51	+5%	$504.64	$498.16	+1%
Concrete (Cubic Yard)	$84.88	$71.55	+19%	$82.02	$67.94	+21%
Aggregates (Ton)	$11.44	$6.13	+87%	$8.86	$6.04	+47%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
Intersegment Revenues:
Cement	$2,556	$535	$7,503	$1,614
Paperboard	13,993	11,780	40,855	35,217
Concrete and Aggregates	217	146	889	603

	$16,766	$12,461	$49,247	$37,434

Cement Revenues:
Wholly Owned	$76,832	$50,400	$267,007	$156,255
Joint Venture	26,190	24,000	81,972	71,623

	$103,022	$74,400	$348,979	$227,878

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,		March 31,
	2013	2012	2013*
ASSETS
Current Assets –
Cash and Cash Equivalents	$7,424	$9,247	$3,897
Accounts and Notes Receivable, net	96,357	86,588	87,543
Inventories	173,871	134,473	156,380
Federal Income Tax Receivable	—	—	2,443
Prepaid and Other Assets	5,074	13,015	11,008

Total Current Assets	282,726	243,323	261,271

Property, Plant and Equipment –	1,647,138	1,581,468	1,599,992
Less: Accumulated Depreciation	(662,734)	(598,396)	(614,268)

Property, Plant and Equipment, net	984,404	983,072	985,724
Investments in Joint Venture	41,178	41,760	42,946
Notes Receivable	3,208	3,273	3,893
Goodwill and Intangibles	161,117	163,802	162,400
Other Assets	14,631	21,590	19,999

	$1,487,264	$1,456,820	$1,476,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$47,586	$47,460	$58,880
Accrued Liabilities	39,622	57,460	41,349
Federal Income Tax Payable	6,835	5,532	—
Current Portion of Long-term Debt	9,500	—	—

Total Current Liabilities	103,543	110,452	100,229

Long-term Liabilities	52,317	41,104	51,547
Bank Credit Facility	200,000	291,000	297,000
Senior Notes	182,759	192,259	192,259
Deferred Income Taxes	143,217	134,458	139,028
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 49,964,881; 49,351,952 and 49,503,496 Shares, respectively.	500	494	495
Capital in Excess of Par Value	246,161	216,440	224,053
Accumulated Other Comprehensive Losses	(6,577)	(5,168)	(7,042)
Retained Earnings	565,344	475,781	478,664

Total Stockholders’ Equity	805,428	687,547	696,170

	$1,487,264	$1,456,820	$1,476,233

*	From audited financial statements.